                                                                  EXHIBIT 99
                     COMMERCIAL BANCSHARES, INCORPORATED
                              415 Market Street
                          Parkersburg, West Virginia


                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

    NOTICE is hereby given that the Annual Meeting of Stockholders of COMMERCIAL BANCSHARES, INCORPORATED ("Commercial") will be held at the Dils Banquet & Meeting Center, 6th Street & Williams Court Alley, Parkersburg, West Virginia, at 3:00 p.m. on Wednesday, May 10, 1995, for the following purposes:

    (1) To elect seventeen (17) Directors of Commercial ;

    (2) To ratify the selection of Harman, Thompson, Mallory & Ice, A.C., Certified Public Accountants as auditors for Commercial for the year ending December 31, 1995; and

    (3) To transact such other business as may properly come before the meeting.

    Only stockholders of record at the close of business on Monday, March 13, 1995, are entitled to notice of and to vote at the meeting. A list of these stockholders will be available at the meeting and for 10 days preceding the meeting at the office of the Secretary of Commercial Bancshares, 415 Market Street, Parkersburg, West Virginia.

    If you are unable to be present at the meeting, but desire to have your shares voted, please mark, date and sign the enclosed proxy and return it in the accompanying envelope.

                                        By order of the Board of Directors



                                        Larry G. Johnson
                                        Secretary-Treasurer

  April 1, 1995

  WE URGE YOU TO MARK, DATE, SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING. THIS WILL NOT LIMIT YOUR RIGHT TO VOTE IN PERSON IF YOU WISH TO DO SO AT THE MEETING. THE PROXY MAY BE REVOKED AT ANY TIME PRIOR TO ITS EXERCISE.

                                [Proxy - Page 1]

                     COMMERCIAL BANCSHARES, INCORPORATED
                              415 Market Street
                      Parkersburg, West Virginia  26101

                                April 1, 1995
                               ---------------
                               PROXY STATEMENT
                               ---------------

  SOLICITATION AND REVOCABILITY OF PROXIES
    Your proxy is solicited by your Board of Directors. It will be voted as you direct. In the absence of your direction, it will be voted for the nominees and proposals set forth below.

    Any proxy may be revoked at any time before it is voted by notifying in person or by giving a written notice to Larry G. Johnson, Secretary-Treasurer, of the revocation, or by submitting a subsequently dated proxy, or by attending the meeting and withdrawing the proxy before it is voted.

    This proxy statement and the accompanying proxy are being mailed on or about April 14, 1995 to all stockholders entitled to vote at the meeting.

  INFORMATION AS TO VOTING SECURITIES

    The Board of Directors has fixed the close of business on Monday, March 13, 1995, as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting. On the record date 1,457,062 shares of common stock ("Common Stock") were outstanding and entitled to vote at the meeting. Each share of stock is entitled to one vote.

    At the election for Directors, each shareholder has the right to vote the number of shares owned for as many persons as there are Directors to be elected and for whose election he or she has the right to vote. Cumulative voting in the election of Directors is permitted by State statute, and the exercise of that right is not subject to any condition precedent. Each stockholder may cast all of his votes for a single Director or he may distribute them among the number to be voted for as he sees fit. Shareholders desiring to cast cumulative votes by proxy should so indicate on the proxy.

    The solicitation of proxies will be made primarily by mail. Proxies may also be solicited personally and by telephone by regular employees of Commercial or its subsidiaries without any additional remuneration and at nominal cost. Management intends to request banks, brokerage houses, custodians, nominees and fiduciaries to obtain authorization for the execution of proxies. Commercial will bear the entire cost of soliciting proxies.

    The following shareholders are beneficial owners of more than 5% of the indicated class of stock as of March 13, 1995:

                                                                       Amount and
Title of                   Name and Address                             Nature of        Percent of
Class                      of Beneficial Owner               Beneficial Ownership             Class
-----                      -------------------               --------------------             -----
Common                     Commercial BancShares, Inc.
                             Employee Stock Ownership Trust
                             (with 401(k) provisions)              87,427  Direct             6.00%
                                   Parkersburg, WV

Common                     Mary S. Goodwin as Trustee of the
                             Mary S. Goodwin Living Trus  t       73,329  Direct             5.032%
                                   Waynesburg, PA

                                [Proxy - Page 2]

   As of March 13, 1995, Commercial stock beneficially owned by the Directors and Executive Officers as a group was as follows:

                             Number of Shares                 Percent
   Title of Class            Beneficially Owned               of Class
   --------------            ------------------               --------
    Common Stock                    238,685/1/               16.381%


  /1/ Included are 9,978 shares owned by Commercial BancShares Employee Stock Ownership Trust (with 401(k) provisions) and allocated to Directors and Executive Officers for which they disclaim voting power.

                    ---------------------------------------

                    Proposal No. 1:   Election of Directors

    The Board of Directors of Commercial has proposed seventeen Directors be elected to serve until the next Annual Meeting of Stockholders and until their respective successors are duly elected and have qualified. It is intended that shares represented by proxies solicited by the Board of Directors will, unless contrary instructions are given, be voted in favor of the election as Directors of the nominees listed below. Unless otherwise indicated on the proxy, one vote per share owned will be voted in favor of each nominee. Although the Board of Directors does not contemplate that any nominee will be unavailable for election, in the event that vacancies occur unexpectedly, the shares may be voted for substitute nominees, if any.

    Each nominee is currently a Director of Commercial. Twelve are currently Directors of one or more of the banking subsidiaries, Commercial Banking and Trust Company (CB&T), Jackson County Bank (JCB), Farmers and Merchants Bank of Ritchie County (F&M), Dime Bank (Dime), Union Bank of Tyler County (UBTC), The Community Bank (Community) or Bank of Paden City (Paden City).

    The following table sets forth the names and ages of the nominees and the year the individual began continuous service as a Director of Commercial. Also shown with respect to the nominees are their principal occupations at present and for the past five years and directorships held by such persons in companies (other than Commercial) which are required to file reports with the Securities and Exchange Commission under the Securities Exchange Act of 1934 or registered under the Investment Company Act of 1940 and certain other business or insurance companies. The number of shares of stock beneficially owned by each Director and that number as a percentage of the total shares outstanding is also shown.

               THE FOLLOWING PERSONS ARE NOMINATED FOR ELECTION:


                                                             Beneficially Owned
                                             Director        -------------------     Percent
  Name                             Age        Since          Class        Number     of Class
  ----                             ---       --------        -----        ------     --------

  Bruce Bingham                    65        1985            Common       10,648     0.731%
  Ravenswood, West Virginia

     Mr. Bingham is retired from active employment with JCB, where he served as President from 1983-1990. He became a Director of JCB in 1968, and Chairman of the Board of Directors of JCB in 1995.

  Frank L. Christy                 47        1983            Common       5,296      0.363%


     Marietta, Ohio and Vero Beach, Florida
     Mr. Christy is a Real Estate Developer and was a Director of CB&T from 1977-1990.


  A. Vernon Criss, III             40        1985            Common       35,508     2.437%
  Vienna, West Virginia

     Mr. Criss is the President of Century Block, Inc., and Century Limestone, Inc., Vice President of Atlas Towing Company, and Secretary-Treasurer of Bluestone Quarries, Inc. He was a Director of CB&T from 1984-1988.



                                [Proxy - Page 3]

  Gary R. Davis                    50        1994            Common       22,414     1.538%
  Sistersville, West Virginia

     Mr. Davis has been Chairman of Union Bank of Tyler County since January 1, 1995, and Chief Executive Officer since 1974. He was President from 1974 through 1994. He has been a Director of UBTC since 1974.

  Wilson Davis                     71        1994            Common       10,975     0.753%
  Pennsboro, West Virginia

     Mr. Davis is the retired Director of the Ritchie County Educational Trust. He is President and Chairman of The Community Bank. He became a Director of Community in 1974.

  Carl E. Dollman                  71        1987            Common        3,110     0.213%
  Vienna, West Virginia

     Mr. Dollman retired in 1986 from First Federal Savings and Loan Association of Parkersburg where he had served as President. He became a director of CB&T in 1987.

  James A. Meagle, Jr.             49        1992            Common       4,250      0.292%
  Marietta, Ohio

     Mr. Meagle has been President of The Dime Bank since 1980. He became a Director of Dime in 1980.

  David L. Mendenhall              51        1994            Common       7,047      0.484%
  Paden City, West Virginia

     Mr. Mendenhall has been President and Chief Executive Officer of Bank of Paden City since 1976. He became a Director of Paden City in 1976.

  William E. Mildren, Jr.          50        1983            Common       54,246     3.723%
  Vienna, West Virginia

     Mr. Mildren is Chairman, President and Chief Executive Officer of Commercial and Chairman of CB&T. He is a Director of CB&T, JCB, F&M and Dime. He became a Director of CB&T in 1977, Chairman in 1987.

  Jack F. Poe                      72        1983            Common       5,210      0.358%
  Parkersburg, West Virginia

     Mr. Poe is retired from CB&T, where he served as President for four years. He became associated with CB&T in 1954, and has served as a Director of CB&T since 1972. He is a life trustee of Marietta College.

  Robert E. Richardson, Sr.        74        1992            Common       12,287     0.843%
  Marietta, Ohio

     Mr. Richardson is President of Richardson Printing Company in Marietta, Ohio. He became a Director of Dime in 1985 and has served as its Chairman since 1986.

                                [Proxy - Page 4]

  W. S. Ritchie, Jr.               67        1985            Common        5,359     0.368%
  Ravenswood, West Virginia

     Mr. Ritchie retired in 1988 as Commissioner of the West Virginia Department of Highways. He previously was affiliated with Ashland Coal Company, Inc. and Hobet Mining Company. He became a Director of JCB in 1967.

  Susan S. Ross                    50        1983            Common       2,000      0.137%
  Vienna, West Virginia

     Mrs. Ross is Chairman and Chief Executive Officer of Storck Baking Company and was a Director of CB&T from 1982-1988.

  Donald L. Scothorn               65        1994            Common       13,937     0.957%
  Parkersburg, West Virginia

     Mr. Scothorn has been President and Chief Executive Officer of Commercial Banking and Trust Company since August, 1992. He has served as Chairman of the Board and Director of F&M since November, 1987. He became a Director of CB&T in 1989.

  James L. Wahle                   58        1994            Common       440        0.030%
  Vienna, West Virginia

     Mr. Wahle has been President of Kardex Systems, Inc. in Marietta, Ohio, since February, 1994. Prior to joining Kardex he was President and CEO of Spacesaver Corporation. He is a member of the Board of Directors of Colborne Corporation, Glenview, Illinois.

  Thomas N. Webster                75        1983            Common       2,754      0.189%
  Vienna, West Virginia

     Mr. Webster is the Vice Chairman of Commercial. He is retired from CB&T, where he served as Executive Vice President. He became a Director of CB&T in 1982, and JCB in 1985.

  Morris B. Wilkins                70        1987            Common       36,549      2.508%
  Scotrun, Pennsylvania

     Mr. Wilkins is President of Caesars Pocono Resorts, Scotrun, Pennsylvania. He served as Chairman of the Board, President and Director of F&M from 1982 to 1987.

                    ---------------------------------------

  All of the shares of Common Stock reported are owned directly by each nominee unless otherwise indicated below:

  Bingham, Bruce
    Of the 10,648 shares of Common Stock beneficially owned by Mr. Bingham, 1,254 are owned by Commercial BancShares, Inc. Employee Stock Ownership Trust (with 401(k) provisions) for which Mr. Bingham disclaims voting power.

  Criss, A. Vernon, III
     Of the 35,508 shares of Common Stock beneficially owned by Mr. Criss, 35,308 are owned by a company of which Mr. Criss is an officer.

                                [Proxy - Page 5]

  Davis, Gary R.
    Of the 22,414 shares of Common Stock beneficially owned by Mr. Gary Davis, 661 are owned by Hometown Bancshares Employee Stock Ownership Trust, for which Mr. Davis disclaims voting power.

  Meagle, James A. Jr.
    Of the 4,167 shares of Common Stock beneficially owned by Mr. Meagle, 349 are owned by Commercial BancShares, Inc. Employee Stock Ownership Trust (with 401(k) provisions) for which Mr. Meagle disclaims voting power.

  Mendenhall, David L.
    Of the 7,047 shares of Common Stock beneficially owned by Mr. Mendenhall, 639 are owned by Hometown Bancshares, Inc. Employee Stock Ownership Trust, for which Mr. Mendenhall disclaims voting power.

  Mildren, William E. Jr.
    Of the 49,268 shares of Common Stock beneficially owned by Mr. Mildren, 362 are held in trust for members of his immediate family, and 3,315 shares are owned by Commercial BancShares, Inc. Employee Stock Ownership Trust (with 401(k) provisions) for which Mr. Mildren disclaims voting power.

  Richardson, Robert E., Sr.
    Of the 12,287 shares of Common Stock beneficially owned by Mr. Richardson, 10,619 are owned by a company of which Mr. Richardson is the Chief Executive Officer.

  Scothorn, Donald L.
    Of the 13,937 shares of Common Stock beneficially owned by Mr. Scothorn, 1,668 are owned by Commercial BancShares, Inc. Employee Stock Ownership Trust (with 401(k) provisions) for which Mr. Scothorn disclaims voting power.

  Wilkins, Morris B.
    Of the 36,549 shares of Common Stock beneficially owned by Mr. Wilkins, 36,349 are owned by a member of his immediate family.


                       BOARD OF DIRECTORS AND COMMITTEES

    The Board of Directors of Commercial met seven times in 1993. All directors attended 75% or more of the board and committee meetings held except Mr. Wilkins, who attended 50%.

    During 1994, the Executive Committee of Commercial was composed of the same members as the Executive Committee of CB&T and served both organizations simultaneously, with a single meeting often intermingling the business of Commercial and CB&T. The Executive Committee is composed of Directors Mildren, Jr., Webster, Poe and Dollman, EVP & CFO Johnson and CB&T President Scothorn, and, following the merger with Hometown BancShares, Director Gary Davis. There were 16 meetings in 1994 of the Committee, which provides advice and counsel to the official staff of CB&T and BancShares and acts for the Board of Directors upon delegated authority between meetings of the Boards.

    The Audit Committee of Commercial consisted of Mr. Poe as Chairman, Director Criss and six outside Directors of Commercial subsidiaries: Orville Bonnell, Peyton J. Dudley, A. D. Jackson, Arthur A. Maher, Stephen F. Seaman and William C. Wigal. The Committee reviews and evaluates significant matters related to the internal controls of Commercial, reviews the activities of Commercial's internal audit staff, meets with appropriate management personnel regarding internal audit results, and reports its findings to the Board of Directors of Commercial. It met eleven times during 1994.

    The Mergers and Acquisitions Committee of Commercial did not meet during 1994. The members were Directors Christy (who served as chairman), Dollman Mildren, Jr., Mildren, Sr., (until his

                                [Proxy - Page 6]
  retirement in November) and Wilkins. The Committee's duties are to review and analyze any offers or proposals to merge with Commercial. It reports its analyses to the Executive Committee. It is also available to assist in the analysis and preparation of proposals or offers to acquire or merge with other corporations.

    The Compensation Committee was created to review and make recommendations regarding officers' salaries and benefits. Director Dollman served as chairman. Other members of the Committee were Director Ross and outside directors of Commercial subsidiaries: Robert L. Hartley, Neil R. Wynn, and, following the Hometown merger, George G. Couch. The Committee met twice in 1994.

    An EDP Steering Committee consists of the Presidents and members of the Boards of Directors of the subsidiary Banks. Members included: Mr. Mildren, Jr., Mr. Scothorn and Robert Tebay of CB&T, Thomas Lookabaugh and Clark Ritchie of JCB, Mrs. Donna Perine of F&M, Mr. Meagle, Jr., and Dan Stephan, Jr. of Dime, Mrs. Patty Poling of Community, Larry Tracey of Paden City and Timothy Aiken of UBTC. There were seven meetings in 1994. The Committee develops the budget and plan of operation for the Electronic Data Processing Department, serves as a liaison between banks and the Department, establishes priorities for implementation of new software, reviews standards and procedures used within the Department, monitors its performance, prepares a capital expenditures budget, including hardware and software, and makes recommendations in the area of personnel.

    In addition to these Committees, there were several committees of the boards of directors of Commercial's subsidiaries which are assigned duties by, and report to, the subsidiaries' boards of directors.

                           COMPENSATION OF DIRECTORS

    Beginning in June, 1988, a monthly fee of $250 was paid by Commercial to Directors who were not Directors of subsidiary banks. In addition, Directors received $100 for each meeting of the Board of Directors attended. Directors who were not active officers of Commercial or its subsidiaries also received $100 for each committee meeting attended.

  Performance Adjusted Fees:
    At the recommendation of outside consultants engaged to advise Commercial regarding incentive compensation for its officers and appropriate fee levels for Directors, Commercial adopted a system of fee adjustments based on the performance of the company. The adjustments paid to Directors increase as corporate objectives with regard to return on assets are achieved or exceeded. In considering the level of adjustment, the consultants also examined the fees paid by banks and holding companies of comparable size with similar performance. In addition to regular Board and Committee Fees, the fee adjustment paid to Commercial's directors for 1994 was $3,707.

    During 1994 Directors of Commercial who were also directors of subsidiary banks were paid for their services to the banks according to the standard arrangements and performance adjusted fees in effect at each bank. There were no other arrangements pursuant to which any Director was compensated for services as a Director.

    DIRECTORS DEFERRED INCOME PLAN

    Commercial, CB&T, F&M and Jackson have established Directors Deferred Income Plans with certain Directors which defers payment of directors fees until such time as the director reaches age 65. For those directors whose age was 65 or older at the time the plan was established, the payment of directors fees is deferred for five years.

                             EMPLOYMENT AGREEMENTS

    Effective January 27, 1992, Commercial entered into an agreement with James
  A. Meagle, Jr., President of Dime. Generally, the agreement provides that if within five years from the "effective date" of the merger of Dime and Commercial, Dime or Commercial (1) either merges with or becomes a wholly

                                [Proxy - Page 7]
  owned subsidiary of another entity or (2) ceases to do business or exist for any reason, or (3) has change in control of ownership, and if concurrent with or within one year after the effective date of any one or more of the foregoing events, Mr. Meagle's employment is terminated involuntarily, with or without cause for any reason, or Mr. Meagle terminates his employment voluntarily for any reason, then Dime or Commercial will pay Mr. Meagle an amount equal to one year's gross salary. Mr. Meagle's salary will be computed at the highest annualized rate received by Mr. Meagle during the period from the date of the agreement to the effective date of the termination of his employment under the circumstances described above. The effective date of the merger of Dime and Commercial was February 28, 1992.

    Five-year employment agreements between UBTC and Gary R. Davis, its President and Chief Executive Officer,. Community and Patty S. Poling, its Cashier and Chief Executive Officer and Paden City and David L. Mendenhall, its President and Chief Executive Officer, became effective on August 1, 1994, (the "Effective Date") when there was a change in control due to the merger of Hometown Bancshares with Commercial. The agreements are virtually identical.

    The agreements provide for compensation during the employment period after a change in control. Specifically, the Bank must pay to the executive a salary at a rate not less than the rate in effect immediately prior to the Effective Date. Thereafter, the executive will receive increases of five percent (5%) per year or, if greater, increases as determined by the Board in its discretion. In addition to the regular salary, the executive will be entitled to participate fully and equitably in any bonus plan which the Bank makes available to its employees.

    The agreements provide for the payment of the executive's expenses including but not limited to all expenses of travel and business related living expenses provided that such expenses are incurred and accounted for in accordance with the reasonable policies and procedures established by the Bank. The executive is also entitled to participate in all of the Bank's executive benefit plans and arrangements that are made available by the Bank to its executives and key management employees on a basis consistent with the terms, conditions and overall administration of such plans.

    In addition to conditions of employment after a change in control, the Agreements also provide severance compensation to an executive if his or her employment should end under certain specified conditions after the Effective Date. First, if an executive dies, the Bank is liable for any salary or other benefits accrued as of the date of death. If the executive is disabled, the executive will receive full benefits including the compensation for a period of up to three (3) years. Any disability payments will be reduced by all payments to which the executive may be entitled under any disability insurance.

    Compensation is also paid upon any termination without cause following the Effective Date. In that instance, the Bank will be liable for any salary and other benefits accrued as of the termination date. No later than thirty (30) days after such termination, the Bank must also pay the executive a sum equal to three times the executive's then current salary in one lump sum as well as continue all benefit plans in effect at the date of termination for a period of three (3) years.

    In addition, compensation will be paid after the Effective Date if the executive terminates the Agreement under certain circumstances. Specifically, if the Bank, without the executive's express written consent (i) fails to comply with any provision of this agreement after ten (10) days written notice thereof from the executive to the Bank, or (ii) assigns the executive duties inconsistent with the executive's position, then the executive may give Bank thirty (30) days written notice that he/she is terminating the employment under the Agreement. If the executive terminates the employment for these reasons, the Bank will be liable for any salary and other benefits which have accrued as of the termination date. No later than thirty (30) days after said termination date, Bank must also pay the executive a sum equal to three (3) times the Executive's current annual salary in one lump sum payment, along with continuation of all benefit plans in effect at date of termination for a period of three (3) years without any cost to the executive.

    During the first twelve (12) months after the change in control, the executive may resign all positions with the Bank. In that event, the Bank will pay the executive in one lump sum an amount equal to the executive's then current annual salary and shall continue all benefit plans in effect at the time of the executive's resignation for one (1) year from the date of resignation, without any cost to the executive.

                                [Proxy - Page 8]

                RELATIONSHIPS AND TRANSACTIONS WITH MANAGEMENT

    Certain Directors and Officers of Commercial, CB&T, Jackson, F&M, Dime, UBTC, Community and Paden City and their associates were customers of and had transactions with the subsidiary banks in the ordinary course of the banks' business during 1994. All outstanding loans and commitments included in such transactions were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with others, and, in the opinion of the banks did not involve more than normal risk of collectibility or present other unfavorable features.


                              EXECUTIVE OFFICERS

  A description of the executive officers of Commercial and its subsidiaries as of March 13, 1995, follows.


  Name                              Age                    Position                         Business Experience
  ----                              ---                    --------                         -------------------
  William E. Mildren, Jr.           50                Chairman, President, and              President and Chief
                                                      Chief Executive Officer               Executive Officer,
                                                      of Commercial                         Commercial and CB&T

  Gary R. Davis                     50                Chairman & Chief Executive            Chairman and President,
                                                      Officer of UBTC                       Hometown; President & CEO,
                                                                                            UBTC

  James A. Meagle, Jr.              49                President and Chief                   President and Chief
                                                      Executive Officer, Dime               Executive Officer, Dime

  David L. Mendenhall               51                President and Chief                   Vice President, Hometown;
                                                      Executive Officer, Paden City         President and CEO, Paden City

  Donald L. Scothorn                65                President and Chief                   Executive Vice President
                                                      Executive Officer, CB&T;              and Chief Lending
                                                      Chairman, F&M                         Officer, CB&T

  Larry G. Johnson                  47                Executive Vice President and          Secretary-Treasurer,
                                                      Chief Financial Officer,              Commercial; Executive
                                                      Commercial; Corporate                 Vice President and Chief
                                                      Secretary, Commercial                 Financial Officer, CB&T


  The following executive officer, who is not a Commercial director, is beneficial owner of shares of the indicated class of stock as of March 13, 1995:

Common        Larry G. Johnson                          6,655/1/          0.457%
                        Parkersburg, West Virginia

/1/ Of the 6,655 shares owned by Mr. Johnson 2,091 are owned by Commercial BancShares, Inc. Employee Stock Ownership Trust (with 401(k) provisions), for which Mr. Johnson disclaims voting power.

                                [Proxy - Page 9]

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Summary of Cash and Certain Other Compensation

  The following table shows, for the fiscal years ending December 31, 1992, 1993 and 1994, the cash compensation paid by Commercial and its subsidiaries, as well as certain other compensation paid or accrued for those years, to executive officers whose total annual salary and bonus exceeded $100,000.


                                         Annual Compensation
                               ------------------------------------
                                                         Other
Name and                                                 Annual        All Other
Principal                                               Compen-         Compen-
Position                Year   Salary($)  Bonus($)/1/  sation($)/2/  sation($)/3/
-------                 ----   ---------  ----------   ------------  ------------
Wm. E. Mildren,  Jr.    1994   $108,840     $75,723      $24,803        $3,113
Chairman, President     1993   $103,620     $29,210      $16,525       $11,343
and CEO, Commercial     1992    $98,640     $18,000      $15,150       $10,166

Donald L. Scothorn      1994    $89,280     $74,134         $100        $2,912
President and CEO,      1993    $85,020     $49,287                     $8,976
CB&T                    1992    $57,780     $14,000       $1,100        $6,056


Larry G. Johnson        1994    $70,440     $56,792       $8,301        $2,387
Exec. Vice Pres. &      1993    $67,200     $34,912       $4,200        $7,657
CFO, Commercial         1992    $63,390     $14,000       $4,200        $6,766

/1/  Bonus is paid in January of the following year.

/2/ "Other Annual Compensation" includes amounts paid by Commercial and its Subsidiaries as Directors Fees.

/3/  "All Other Compensation" includes contributions to Commercial BancShares
  Employee Stock Ownership Plan (with 401(k) provisions) to match pre-tax elective deferral contributions (included under Salary and Bonus) made to the Plan, a basic contribution to the Plan and optional corporate contributions to the Plan (included in 1992 and 1993 only, as 1994 information is not yet available).

                   ---------------------------------------

                   Proposal No. 2:   Selection of Auditors

  It is recommended that the stockholders ratify the selection by the Board of Directors of Harman, Thompson, Mallory & Ice, A.C., Certified Public Accountants, as auditors for Commercial for the year ending December 31, 1995.

  Harman, Thompson, Mallory & Ice, A.C., examined the financial statements of Commercial, CB&T, JCB, F&M and Dime in 1993, and, in the opinion of management and the Board of Directors, their selection as auditors for the coming year should be ratified. Representatives of Harman, Thompson, Mallory & Ice, A.C., are expected to be present at the annual meeting of shareholders with an opportunity to make a statement if they desire to do so and they are expected to be available to respond to appropriate questions. In the event ratification of the selection of auditors is not approved by a majority of the shares of Common Stock voting, the Board of Directors will consider the selection of another accounting firm. If such selection were made, it might not become effective until 1995 because of the difficulty and expense of making a substitution.

    The Directors recommend that you vote FOR the above proposal.

                   ---------------------------------------

                                [Proxy - Page 10]

                             GENERAL INFORMATION

  The Board of Directors and management would like to have you attend the meeting in person. Please, however, mark, date, sign and return as promptly as possible the enclosed proxy in any event. The Board of Directors strongly recommends a vote FOR all nominees for election as Directors and the ratification of the selection of auditors. If a proxy does not specify otherwise, it will be voted in accordance with the foregoing recommendations. If you attend the meeting, you may nonetheless vote in person by ballot if you desire.



                          PROPOSALS OF STOCKHOLDERS
               FOR PRESENTATION AT NEXT YEAR'S ANNUAL MEETING,
                            TO BE HELD MAY 8, 1996

  Proposals which stockholders intend to present at next year's annual meeting, to be held Wednesday, May 8, 1996, will be eligible for inclusion in Commercial's proxy material for that meeting if they are submitted to the Secretary of Commercial in writing not later than December 31, 1995. A proponent may submit only one proposal. At the time of the submission of a proposal, a stockholder also may submit a written statement in support thereof for inclusion in the proxy statement for the meeting, if requested by the proponent; provided, however, that a proposal and its supporting statement in the aggregate shall not exceed 500 words.


                                OTHER MATTERS

  As of the date hereof, the Board of Directors was not aware that any matters not referred to in the form of proxy would be presented for action at the meeting. If any other business should come before the meeting, the persons named in the enclosed proxy will, as stated therein, have discretionary authority to vote the shares represented by them in accordance with their best judgment.

                                           By order of the Board of Directors,



                                           Larry G. Johnson
                                           Secretary-Treasurer

Parkersburg, West Virginia
April 1, 1995

                               [Proxy - Page 11]